EXHIBIT 5.1

                       AKIN GUMP STRAUSS HAUER & FELD LLP

                                December 15, 2006


VCA Antech, Inc.
12401 West Olympic Boulevard
Los Angeles, CA 90064-1022

     Re:  VCA Antech, Inc., Registration Statement on Form S-8

Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to which this letter is attached as Exhibit 5.1 filed by VCA Antech, Inc., a Delaware corporation (the "COMPANY"), in order to register under the Securities Act of 1933, as amended (the "ACT"), 11,791,314 shares of the Company's common stock, par value $0.001 per share (the "SHARES"), issuable pursuant to the Company's 2006 Equity Incentive Plan (the "PLAN").

     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement relating to the Shares has become effective under the Act, and upon the issuance and sale in conformity with and pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

     We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the General Corporation Law of the State of Delaware.

     With respect to the opinions expressed herein as to the due authorization and valid issuance of the Shares, in determining the number of shares of common stock of the Company authorized at any time we have relied, without any further inquiry, on a long-form certificate of incorporation issued by the Secretary of State of the State of Delaware that sets forth all charter documents of the Company. With respect to the opinions expressed herein as to the Shares being validly issued, fully paid and non-assessable when the Registration Statement relating to the Shares has become effective under the Act, and upon the issuance and sale in conformity with and pursuant to the Plan, we assume that the exercise price or purchase price per share (as applicable) will be at least equal to the par value per share of the Shares.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving this consent, we do not thereby

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admit that we are within the category of persons whose consent is required under
Section 7 of the Act and the rules and regulations thereunder.


                                     Very truly yours,



                                     /s/ Akin Gump Strauss Hauer & FELD LLP
                                     -------------------------------------------
                                     Akin Gump Strauss Hauer & Feld LLP